ALDA PHARMACEUTICALS CORP.

635 Columbia Street
New Westminster, British Columbia V3M 1A7

Tel: (604) 521-8300 Fax: (604) 521-8322

TSX-V:APH

OTCBB:APCSF

ALDA ENTERS INTO VENDOR AGREEMENT WITH LONDON DRUGS

October 5, 2009 - Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, OTCBB:APCSF) (“the Company” or “ALDA”) announces that it has entered into a Vendor Agreement with London Drugs Limited and the first order has been shipped. ALDA’s products will be distributed through 70 stores operated by London Drugs in all four Western provinces. Dr Terrance Owen, President & CEO states, “This agreement with London Drugs is a very important step in achieving distribution of our products to consumers. Their stores draw huge numbers of customers every day and this traffic will give ALDA’s products a tremendous boost. As the flu season and the H1N1 pandemic approach, ALDA and London Drugs will be in the forefront helping to keep people healthy.”

About London Drugs (www.londondrugs.com)

London Drugs began its pharmacy business in Vancouver in 1945. Over the years, new departments were added, including cameras, small appliances, consumer electronics, computing equipment and software, pharmaceutical counseling, cosmetics, groceries, insurance and travel services. London Drugs now has 70 stores located in British Columbia, Alberta, Saskatchewan, and Manitoba with more than 6000 staff.

About ALDA Pharmaceuticals Corp. (www.aldacorp.com)

ALDA is focused on the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCBB under the symbol APCSF.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

Sales Management:   Office: 604-521-8300 Ext. 4
Diane Mann, Account Executive:

Cell: 604-657-0369

diane_mann@aldacorp.com

Adriana Cikojevic, Account Manager

Cell: 778-899-4688

adriana_cikojevic@aldacorp.com

Tracy Haubrich, Account Manager

Cell: 604-220-1299

tracy_haubrich@aldacorp.com

Retail Sales

London Drugs (http://www.londondrugs.com/Cultures/en-US/StoreLocator.htm)

Eastern Esthetics (ON, QU, NB, NS, PE, NL)

902-450-2161

LCN Canada – West (MB, SK, AB, BC, NW, YK)

780-462-2580

Investor Relations

Scott Young

604-377-5781

scott_young@aldacorp.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com